                                                                    EXHIBIT 12.1



                          AMERICAN LAWYER MEDIA, INC.
         STATEMENT OF COMPUTATION OF EARNINGS TO COMBINED FIXED CHARGES
                                 (IN THOUSANDS)


                                                 For the               For the              For the
                                                Year Ended            Year Ended           Year Ended
                                             December 31, 1999     December 31, 2000    December 31, 2001
                                             -----------------     -----------------    -----------------

Loss from continuing operations
  before income taxes ...................         $(29,490)              $(23,630)           $(29,713)
                                                  --------               --------            --------

Fixed charges:
  Interest expense ......................           18,962                 19,470              18,466
  Rent expense (a) ......................            1,228                  1,537               1,581
                                                  --------               --------            --------

    Total fixed charges .................          $20,190                 21,007             $20,047
                                                  --------               --------            --------
Earnings ................................          $(9,300)              $ (2,623)            $(9,666)

Ration of earnings to fixed charges .....               (b)                    (b)                 (b)





----------------------

(a) Represents one-third of rent expense which is deemed to be equivalent to an interest factor.

(b) Earnings were inadequate to cover combined fixed charges by $29,490, $23,630 and $(29,713) for the twelve months ended December 31, 1999, 2000 and 2001, respectively.